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                                                                     EXHIBIT 3.7


                           CERTIFICATE OF DESIGNATION

                                       OF

                     SERIES E 8% CONVERTIBLE PREFERRED STOCK

                                       OF

                                DRKOOP.COM, INC.

        The undersigned President of drkoop.com, Inc., a Delaware corporation (the "Company"), hereby certifies that, pursuant to Article IV paragraph (b) of the Company's Restated Certificate of Incorporation (the "Restated Certificate") and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company has duly adopted the following resolution:

        RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors by the Restated Certificate of Incorporation of the Company, the Board of Directors hereby creates a series of 636,000 shares of Preferred Stock of the Company, designated as "Series E 8% Convertible Preferred Stock," with the following voting powers, designations, preferences, qualifications, privileges, limitations, options, restrictions and other special rights (this instrument hereinafter referred to as the "Certificate of Designation"):

                1. Designation and Number of Shares. 636,000 shares of preferred stock are hereby designated as Series E 8% Convertible Preferred Stock, par value $0.001 per share (the "Series E Preferred Stock"), having a stated value of Ten Dollars ($10.00) per share (the "Stated Value").

                2. Rank. The Series E Preferred Stock shall rank: (i) junior to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series E Preferred Stock (the "Senior Securities"); (ii) senior to all of the Company's common stock, $0.001 par value per share (the "Common Stock"); (iii) senior to all of the Company's Series D 8% Convertible Preferred Stock, par value $0.001 per share (the "Series D Preferred Stock"); (iv) senior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with the Series E Preferred Stock (collectively, with the Common Stock and Series D Preferred Stock, "Junior Securities"); and (v) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series E Preferred Stock (the "Parity Securities"), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Company.


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                3. Liquidation.

                        (A) Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series E Preferred Stock shall be entitled to receive, before and in preference to any distribution or payment of assets of the Company or the proceeds thereof may be made or set apart for the holders of Common Stock or any other Junior Securities, in respect of distributions upon Liquidation out of the assets of the Company legally available for distribution to its stockholders, an amount in cash equal to $15.00 per share of Series E Preferred Stock (as adjusted for any stock dividend, stock split, combination or other similar recapitalization affecting such shares) plus an amount equal to accrued and unpaid dividends on each share of Series E Preferred Stock on the date fixed for the distribution of assets of the Company (the "Liquidation Preference").

                        (B) Liquidation, dissolution or winding up for the purposes of this Section 2 shall include (i) a merger or consolidation of the Company with or into another corporation or other entity where the stockholders of the Company immediately prior to such event do not retain more than a 50% voting power or interest in the Company or the successor corporation or other entity, as the case may be, (ii) a sale of all or substantially all of the assets of the Company, and (iii) an acquisition of at least fifty (50%) percent or more of the voting power or equity interest in the Company by a single person or "group" (as determined in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as amended) (collectively, a "Change in Control"), unless
(A) the holders of at least 20% of the outstanding shares of Series E Preferred Stock shall determine otherwise by written notice made no later than ten days after the date the Change in Control Notice (as defined below) has been delivered by the Company and (B) the Company agrees to the determination of such holders; provided that, notwithstanding the provisions of Subsection 3(A), in the event of a Change in Control, the Company unilaterally and without action by any holder of Series D Preferred Stock may elect to pay the Liquidation Preference in shares of Common Stock equal in value to the Liquidation Preference in lieu of payment in cash (the "Stock Payment Election"). For purposes of any Stock Payment Election, the value of a share of Common Stock shall be equal to the average closing bid price for the 30 consecutive trading days preceding the date of first public announcement of the transaction subject of the Change in Control Notice. If the Company elects to pay the Liquidation Preference in cash, at the election of each holder of Series E Preferred Stock and in lieu of such cash payment, the Company shall pay the Liquidation Preference in shares of Common Stock valued in accordance with the foregoing. An election by any holder of Series E Preferred Stock to receive shares of Common Stock in lieu of cash shall be made no later than ten days after the date the Change in Control Notice has been delivered by the Company.

                        (C) No later than 20 days before the consummation of any Change in Control, the Company shall deliver a notice (the "Change in



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Control Notice"), to each holder of Series E Preferred Stock setting forth the principal terms of such Change in Control. Such Change in Control Notice shall include a description of the estimated amounts that would be paid to holders of Series E Preferred Stock under this Section 3 and of the consideration that such holders would receive if they exercised their rights under Section 5 to have shares of Series E Preferred Stock converted into Common Stock.

                        (D) No later than ten days after delivery of the Change in Control Notice, each holder of Series E Preferred Stock may deliver an election to the Company notifying the Company that the holder desires that such holder's shares of Series E Preferred Stock be converted into shares of Common Stock and, if no such notice is delivered, such holder shall receive such amounts as are provided for under this Section 3.

                4. Dividends. Commencing on the date of issuance of each share Series E Preferred Stock (the "Issuance Date") and until conversion, each issued and outstanding share of Series E Preferred Stock shall entitle the holder of record thereof to receive, out of any funds legally available therefor, when, as and if declared by the Board of Directors, quarterly dividends (payable on each April 15, July 15, October 15 and January 15 of each year, and upon conversion or liquidation) at the rate of 8% per annum on the Stated Value, subject to adjustment as hereinafter set forth. Dividends per share shall be payable, at the Company's option, either (i) in cash or (ii) in shares of Common Stock valued at the Conversion Price (as defined in Section 5(D) below) in effect on the date of declaration. Dividends on the Series E Preferred Stock will be non-cumulative.

                5. Conversion Rights. Each holder of record of shares of the Series E Preferred Stock shall have the right to convert all or any part of such holder's shares of Series E Preferred Stock into Common Stock as follows:

                        (A) Conversion at the Option of the Holder. Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Series E Preferred Stock shall have the right at such holder's option, at any time or from time to time, to convert any or all of such shares of Series E Preferred Stock into fully paid and nonassessable shares of Common Stock, and each share of Series E Preferred Stock will be convertible into shares of Common Stock determined by dividing the Stated Value of the Series E Preferred Stock by the Conversion Price (as defined in Section 5(D) below) in effect on the Conversion Date (as defined in Section 5(E) below) upon the terms hereinafter set forth.

                        (B) Conversion at the Option of the Company. The Company may, at its option, upon not less than 30 days written notice to the holders of the Series E Preferred Stock (the "Company Conversion Notice"), cause each outstanding share of Series E Preferred Stock to be converted into, and to be deemed and treated for all purposes to represent, without any further act of the stockholders, fully paid and non-assessable shares of Common Stock provided that
(x) during a 20 consecutive trading day period (the "Trading Period") ending not more that five trading days prior to the date of



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the Company Conversion Notice, the closing bid or sales price, as applicable, for the Common Stock equaled or exceeded at least two times the Conversion Price on each day during the Trading Period, (y) on each day during the Trading Period, the Common Stock was traded on a national securities exchange or included for quotation on the Nasdaq SmallCap Market, National Market System or the NASD Over the Counter Bulletin Board, and (z) on the Conversion Date (as defined below), all of the Conversion Shares are fully registered for resale pursuant to an effective registration statement and not subject to any lock-up provisions. The Company Conversion Notice shall be sent by first class mail, postage prepaid to all registered holders of shares of Series E Preferred Stock and shall specify the "Conversion Date," which shall be no later than the 45th day following the last day of the Trading Period. Any notice mailed in the manner described herein shall be conclusively deemed to have been given whether or not received by the registered holder. Notwithstanding the foregoing, the number of shares of Series E Preferred Stock which the Company may cause to be automatically converted during any 30 day period under this Subsection (B) shall be limited to the number of shares of Series E Preferred Stock which shall convert into not more than a number of Conversion Shares (as defined below) equal to ten times the average daily trading volume of the Common Stock during the Trading Period. If, as a result of the provisions of the previous sentence, less than all of the shares of the Series E Preferred Stock are to be automatically converted with respect to a Trading Period, the shares of Series E Preferred Stock to be converted shall be allocated by the Company pro rata among the holders of the Series E Preferred Stock based on the total number of shares of Series E Preferred Stock originally issued to each holder.

                        (C) Mandatory Conversion. Each outstanding share of Series E Preferred Stock shall automatically be converted, without any further act of the Company or its stockholders, into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect upon the closing of a public offering of the Company's securities resulting in gross proceeds to the Company in excess of $25,000,000 and effected at a per share offering price in excess of $1.50 (a "Qualified Offering").

                        (D) Conversion Price. The Conversion Price of each share of Series E Preferred Stock shall initially be equal to $0.08 (as such conversion price may be adjusted hereunder, the "Conversion Price"). The number of shares of Common Stock into which each share of Series E Preferred Stock is convertible is herein referred to as the "Conversion Shares." The Conversion Price and the number and kind of securities of the Company issuable upon conversion hereunder shall be subject to adjustment as provided in (i) Section 7 below, and (ii) Section 2(f) of Annex A to the Subscription Agreements (as defined in the Agency Agreement between Commonwealth Associates, L.P. ("Commonwealth") and the Company with respect to, among other things, the offer and sale of the Series E Preferred Stock, as amended (the "Agency Agreement")).

                        (E) Mechanics of Conversion. Upon conversion, the holder of Series E Preferred Stock will surrender the certificate or certificates therefor, duly



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endorsed, at the office of the Company or of any transfer agent for the Series E
Preferred Stock, and such holder will give written notice to the Company stating the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued; provided, however, that the Company shall not be required to issue the shares of Common Stock in a name other than that of the holder of the Series E Preferred Stock being converted unless it can do so in compliance with applicable laws and any related taxes have been paid by the holder. The Company, as soon as practicable thereafter, will issue and deliver at such office to such holder of Series E Preferred Stock or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder will be entitled as aforesaid. Any conversion will be deemed to have been made immediately prior to the close of business on (i) the date when the Company receives a holder's certificate or certificates for Series E Preferred Stock and any other documents or instruments required hereunder or by applicable law, in the event of a conversion under Subsection (A) above, (ii) the Conversion Date specified in the Company Conversion Notice, in the event of a conversion under Subsection (B) above, or
(iii) the closing of the Qualified Offering, in a conversion under Subsection
(C) above, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock on such date and any such date is referred to herein as the "Conversion Date." All Common Stock which may be issued upon conversion of the Series E Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof, except as otherwise provided above with respect to the issuance of certificates to a party other than the holder.

                        (F) Authorized Shares. At all times that any shares of Series E Preferred Stock are outstanding, the Company shall have authorized and shall have reserved for the purpose of issuance upon such conversion into Common Stock of all Series E Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series E Preferred Stock at the then effective Conversion Price. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of the Series E Preferred Stock shall be proportionately increased.

                6. Priority.

                        (A) So long as any shares of Series E Preferred Stock shall be outstanding, no dividends (other than dividends payable solely in Common Stock), whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on the Common Stock of the Company or any other security junior to the Series E Preferred Stock as to dividend rights, unless all dividends on the Series E Preferred Stock for all past dividend periods and the full dividends for the then current period shall have been paid or declared and duly provided for in cash or in kind as required by Section 4.



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                        (B) The Company may issue, in the future, without the
consent of holders of the Series E Preferred Stock, other series of preferred stock which rank junior to the Series E Preferred Stock as to dividend and/or liquidation rights. The Company shall not create, authorize or issue any series of preferred stock or other equity securities which is senior to, or pari passu with the Series E Preferred Stock as to dividend and/or liquidation rights without the consent of the holders of at least 20% of the outstanding shares of the Series E Preferred Stock.

                7. Anti-Dilution Provisions. The Conversion Price in effect at any time and the number and kind of securities issuable upon the conversion of the Series E Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events as follows:

                        (A) Reorganization, Reclassification, Consolidation, Merger or Sale. If any capital reorganization, reclassification or any other change of capital stock of the Company, or any consolidation or merger of the Company with another person, or the sale, transfer or lease of all or substantially all of its assets to another person shall be effected (other than any such transaction which is treated as a liquidation pursuant to Section 3(B) which shall be governed exclusively by said Section 3(B)) in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made by the Company, in accordance with this Section 7(A), whereby the holders of Series E Preferred Stock shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified herein, such securities or assets as would have been issued or payable with respect to or in exchange for the aggregate number of Conversion Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby if conversion of the Series E Preferred Stock had occurred immediately prior to such reorganization, reclassification, consolidation, merger, sale, transfer or lease. The Company will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such consolidation or merger or the entity purchasing such assets shall assume by written instrument (i) the obligation to deliver to the holders of Series E Preferred Stock such securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase, and (ii) all other obligations of the Company hereunder. The provisions of this Section 7(A) shall similarly apply to successive consolidations, mergers, exchanges, sales, transfers or leases. In the event that in connection with any such capital reorganization or reclassification, consolidation, merger, sale, transfer or lease, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of this Section 7(A).



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                        (B) Stock Dividends and Securities Distributions. If, at
any time or from time to time after the Issuance Date, the Company shall distribute to the holders of shares of Common Stock (i) securities (including rights, warrants, options or another form of convertible securities (other than Common Stock)), (ii) property, other than cash, or (iii) cash, without fair payment therefor, then, and in each such case, the holders of Series E Preferred Stock, upon conversion of Series E Preferred Stock, shall be entitled to receive such securities, property and cash which the holders of Series E Preferred Stock would have been entitled to receive on the date of distribution if, on such date, the holders of Series E Preferred Stock had been the holders of record of the shares of Common Stock issuable upon conversion of the Series E Preferred Stock subject, however, to the holders of Series E Preferred Stock agreeing to any conditions to such distribution as were required of all holders of shares of Common Stock in connection with such distribution.

                        (C) Other Adjustments. In addition to those adjustments set forth in Sections 7(A) and 7(B), but without duplication of the adjustments to be made under such Sections, if the Company:

                        (i) declares or pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

                        (ii) subdivides or reclassifies its outstanding shares of Common Stock into a greater number of shares;

                        (iii) combines or reclassifies its outstanding shares of Common Stock into a smaller number of shares;

                        (iv) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; and/or

                        (v) issues, by reclassification of its Common Stock, any shares of its capital stock;

then the number and kind of Conversion Shares issuable upon conversion of the Series E Preferred Stock shall be adjusted so that the holders of Series E Preferred Stock upon conversion hereof shall be entitled to receive the kind and number of Conversion Shares or other securities of the Company that the holders of Series E Preferred Stock would have owned or have been entitled to receive after the happening of any of the events described above had the Series E Preferred Stock been converted into Common Stock immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this Section 7(C) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or issuance.



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If, as a result of an adjustment made pursuant to this Section 7(C), the holders of Series E Preferred Stock, upon conversion thereof, are entitled to receive shares of two or more classes of capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a written notice to all holders of Series E Preferred Stock promptly after such adjustment) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of Common Stock and such other class of capital stock.

                The adjustment to the number or kind of Conversion Shares purchasable upon the conversion of this Series E Preferred Stock described in this Section 7(C) shall be made each time any event listed in paragraphs (i) through (v) of this Section 7(C) occurs.

                In the event that at any time, as a result of an adjustment made pursuant to this Section 7, the holders of Series E Preferred Stock become entitled to receive any shares of the Company, other than Common Stock, the number of such other shares so receivable upon conversion of Series E Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 7 hereof.

                        (D) Sale of Securities. In the event the Company, at any time after the first Issuance Date, issues or sells Common Stock, convertible preferred stock, options, warrants or other securities convertible into or exercisable for Common Stock other than securities issued upon the conversion or exercise of any securities outstanding as of the first Issuance Date, at a purchase price ("Purchase Price") less than the current market price per share of Common Stock (determined in the manner contemplated by Section 10 below) on the date the Company becomes obligated to make such issuance or sale, then the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding (exclusive of any treasury shares) immediately prior to such issuance or sale multiplied by the current market price per share of Common Stock on the date of such issuance or sale (determined in the manner contemplated by Section 10 below), plus (B) the consideration received by the Company upon such issuance or sale, and the denominator of which shall be the product of (X) the total number of shares of Common Stock outstanding (exclusive of any treasury shares) immediately after such issuance or sale, multiplied by
(Y) the current market price per share of Common Stock on the date of such issuance or sale (determined in the manner contemplated by Section 10 below), unless the Purchase Price is below the Conversion Price in effect immediately prior to such issuance or sale, in which event the Conversion Price shall be automatically reduced to such lower Purchase Price;

provided, however, that no adjustment to the Conversion Price or the number and kind of Conversion Shares shall be made pursuant to this Section 7(D) in the event (i) the



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Company grants options to employees, officers, directors or consultants of the
Company pursuant to contracts or plans approved by the Board of Directors, (ii) of the issuance of securities to a "strategic partner" as determined by the Board of Directors, (iii) the Company pays a dividend payable in Common Stock,
(iv) of the issuance of securities pursuant to an acquisition transaction approved by the Board of Directors, (v) of the issuance of warrants to lenders or lessors or other business partners of the Company or the issuance of securities to trade creditors in connection with the restructuring of their claims, (vi) the issuance of any securities (the "Issued Securities") upon exercise or conversion of any securities issued pursuant to the Agency Agreement in connection with the Offering (as defined in the Agency Agreement) or the transactions contemplated thereby, including, without limitation, any subsequent adjustment in any such Issued Securities or any securities issued in respect thereof or (vii) of the issuance of up to an aggregate of 500,000 shares (as appropriately adjusted for stock splits, stock dividends, and similar adjustments after the Issuance Date) of Common Stock (or convertible preferred stock, options, warrants or other securities convertible into or exercisable for Common Stock) at a purchase price less than the Conversion Price and not otherwise excepted pursuant to clauses (i) through (vi) above.

(i) For the purpose of making any adjustment in the Conversion Price as provided in this Section 7(D), the consideration received by the Company for any issue or sale of Common Stock will be computed:

                (a) to the extent it consists of cash, as the amount of cash received by the Company before deduction of any offering expenses payable by the Company and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Company in connection with such issue or sale;

                (b) to the extent it consists of property other than cash, at the fair market value of that property as determined in good faith by the Board of Directors (irrespective of the accounting treatment thereof); and

                (c) if Common Stock is issued or sold together with other stock or securities (including convertible preferred stock, options, warrants or securities convertible into or exchangeable for common stock) or other assets of the Company for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Common Stock; provided, however, that with respect to such other stock or securities, such consideration as determined by the Board of Directors shall not be less than the total consideration received by the Company for the issuance of such other stock or securities plus the additional



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                        aggregate consideration, if any, to be received by the
                        Company upon conversion or exchange thereof.

(ii) If the Company (i) issues, grants or sells any rights or options to subscribe for, purchase, or otherwise acquire shares of Common Stock, or
        (ii) issues or sells any security convertible into shares of Common Stock, then, in each case, the price per share of Common Stock issuable on the exercise of the rights or options or the conversion of the securities will be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of the rights or options or the issue or sale of the convertible securities (before fees and expenses), plus the minimum aggregate amount of additional consideration payable to the Company on exercise or conversion of the securities, by (y) the maximum number of shares of Common Stock issuable on the exercise or conversion. Such granting or issue or sale will be considered to be an issue or sale for cash of the maximum number of shares of Common Stock issuable on exercise or conversion at the price per share determined under this Section 7(D), and the Conversion Price will be adjusted as above provided to reflect (on the basis of that determination) the issue or sale. No further adjustment of the Conversion Price will be made as a result of the actual issuance of shares of Common Stock on the exercise of any such rights or options or the conversion of any such convertible securities.

(iii)   Upon the redemption or repurchase of any such securities described in
        (D) above or clause (ii) above or the expiration or termination of the right to convert such securities into, exchange such securities for, or exercise such securities with respect to, Common Stock, the Conversion Price will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to, Common Stock. If the purchase price or conversion or exchange rate provided for in any such security changes at any time, then, upon such change becoming effective, the Conversion Price then in effect will be readjusted to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of
        (i) the issuance of only the number of shares of Common Stock theretofore actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefor, and
        (ii) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Company therefor and to be received on the basis of such changed price or rate.

                        Simultaneously with all adjustments under this Section 7 to the number and/or kind of securities, property and cash to be issued in connection with the conversion of the Series E Preferred Stock, the Conversion Price will also be appropriately and proportionately adjusted.



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                        (E) In the event that the average closing bid price for
the Company's Common Stock for the 20 trading days preceding August 21, 2002 is less than the Conversion Price, the Conversion Price shall be automatically reset to such lower price.

                        (F) Notice of Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 7, the Company at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare a certificate setting forth such adjustment or readjustment, including a statement of the adjusted Conversion Price or adjusted number of Conversion Shares, describing the transaction giving rise to such adjustments and showing in detail the facts upon which such adjustment or readjustment is based. The Company will forthwith mail, by first class mail, postage prepaid, a copy of each such certificate to each holder of Series E Preferred Stock at the address of such holder as shown on the books of the Company, and to its Transfer Agent.

                        (G) Other Notices. If at any time:

                        (a) the Company shall (i) offer for subscription pro rata to the holders of shares of the Common Stock any additional equity in the Company or other rights; or (ii) pay a dividend in additional shares of the Common Stock or distribute securities or other property to the holders of shares of the Common Stock (including, without limitation, evidences of indebtedness and equity and debt securities);

                        (b) there shall be any capital reorganization or reclassification or consolidation or merger of the Company with, or sale, transfer or lease of all or substantially all of its assets to, another entity; or

                        (c) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

                        then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, to the holders of Series E Preferred Stock at the address of each such holder as shown on the books of the Company, (a) at least 15 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such subscription rights, dividend, or distribution, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 15 days' prior written notice of the date when the same shall take place if no stockholder vote is required and at least 15 days' prior written notice of the record date for stockholders entitled to vote upon such matter if a stockholder vote is required. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such subscription rights, the date on which the holders of shares of



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Common Stock shall be entitled to exercise their rights with respect thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of shares of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Failure to give the notice referred to herein shall not affect the validity or legality of the action which should have been the subject of the notice.

                        (H) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one cent ($0.01) in such price; provided, however, that any adjustments which by reason of this Subsection (H) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section 7 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

                8. Voting Rights.

                        (A) In addition to any other rights provided for herein or by law, and except as otherwise provided below or as required by law, the holders of Series E Preferred Stock will be entitled to notice of any meeting of stockholders of the Company or any action to be taken by stockholders without a meeting, and shall be entitled to one vote per share of Common Stock issuable upon conversion of the Series E Preferred Stock as of the record date for any such vote on all matters submitted to a vote of stockholders of the Company, and the holders of Series E Preferred Stock will vote as a single class with the holders of Common Stock on all matters, except as otherwise required under applicable law.

                        (B) In the event that the holders of the Series E Preferred Stock are required by applicable law to vote as a class, the affirmative vote of holders of not less than a majority of the outstanding shares of Series E Preferred Stock shall be required to approve each such matter to be voted upon and if any matter is approved by such specified requisite percentage of holders of Series E Preferred Stock, such matter shall bind all holders of Series E Preferred Stock.

                        (C) Each share of the Series E Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series E Preferred Stock as a class.

                9. Covenants of Company. The Company covenants and agrees that, so long as at least 85,000 shares of Series E Preferred Stock remain outstanding, it will perform the obligations set forth in this Section 9:

                        (A) Taxes and Levies. The Company will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the



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Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books appropriate reserves in accordance with generally accepted accounting principles ("GAAP") with respect to any such tax, assessment, charge, levy or claim so contested;

                        (B) Maintenance of Existence. The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;

                        (C) Maintenance of Property. The Company will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

                        (D) Books and Records. The Company will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP in all material respects; and

                        (E) Notice of Certain Events. The Company will give prompt written notice (with a description in reasonable detail) to Commonwealth in the event the Company shall:

                        (a) become insolvent or generally fail or be unable to pay, or admit in writing its inability to pay, its debts as they become due;

                        (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

                        (c) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property;

                        (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case



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

                                or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief.

                10. Fractional Shares. No fractional shares or scrips representing fractional shares shall be issued upon the conversion of the Series E Preferred Stock. With respect to any fraction of a share called for upon any conversion hereof, the Company shall pay to the holder an amount in cash equal to such fraction multiplied by the current market value of a share, determined as follows:

                        (A) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the Nasdaq National Market System, the current market price per share of Common Stock at any date shall be the average of the last reported sales prices of the Common Stock on such exchange for the 15 consecutive trading days before such date, provided that if no such sale is made on a day within such period or no closing sale price is quoted, that day's market price shall be the average of the closing bid and asked prices for such day on such exchange or system; or

                        (B) If the Common Stock is not so listed or admitted to unlisted trading privileges, but is traded on the Nasdaq SmallCap Market, the current market price per share of Common Stock on any date shall be the average of the closing bid and asked prices for the 15 consecutive trading days before such date on such market, and if the Common Stock is not so traded, the current market price per share of Common Stock on any date shall be the mean of the last reported bid and asked prices reported by the NASD Over the Counter Bulletin Board for the 15 consecutive trading days before such date; or

                        (C) If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market price per share of Common Stock on any date shall be an amount determined in a reasonable manner by the Board of Directors of the Corporation.

                11. Legends. Any certificate evidencing the Series E Preferred Stock and the securities issued upon conversion of the Series E Preferred Stock shall bear legends in substantially the following form:

                THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND SUCH SECURITIES MAY NOT BE SOLD,



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

TRANSFERRED OR ASSIGNED UNLESS SO REGISTERED OR AN EXEMPTION FROM REGISTRATION UNDER SAID ACT IS AVAILABLE.

                12. Waivers. The terms, voting powers, preferences and relative, participating, optional or other rights of the Series E Preferred Stock contained in this Certificate of Designation may be waived, including but not limited to the terms contained in Section 3(B) in connection with a Change in Control, Section 6(B) in connection with the issuance of senior or pari passu securities and Section 7 in connection with anti-dilution adjustments, with the approval of the Company and the holders of at least 20% of the outstanding shares of Series E Preferred Stock; provided, however, that no such waiver which would decrease the number of shares of Common Stock issuable upon the conversion of the Series E Preferred Stock, or increase the Conversion Price therefor (other than as a result of the waiver of any anti-dilution provisions) may be made without the approval of the holders of at least a majority of the outstanding shares of Series E Preferred Stock.

                13. Notices. Any notices required by this Certificate of Designation to be given to the holders of the Series E Preferred Stock or the Company must be in writing and will be deemed given upon personal delivery, one day after deposit with a reputable overnight courier service for overnight delivery or after transmission by facsimile telecopier with confirmation of successful transmission, or five days after deposit in the United States mail, by registered or certified mail postage prepaid, or upon actual receipt if given by any other method, addressed to each holder of such record at his address appearing on the books of the Company.

                14. Miscellaneous.

                        (A) There is no sinking fund with respect to the Series E Preferred Stock.

                        (B) The shares of the Series E Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Certificate of Designation and in the Restated Certificate.

                        (C) The holders of the Series E Preferred Stock shall be entitled to receive all communications sent by the Company to the holders of the Common Stock.



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

        IN WITNESS WHEREOF, the undersigned President of the Company has executed this Certificate of Designation on behalf of the Company this 20th day of August, 2001.


                                        /s/ EDWARD A. CESPEDES
                                       -----------------------------------------
                                       Name:   Edward A. Cespedes
                                       Title:  President



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